EXHIBIT 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
     This Separation Agreement and General Release (hereinafter, “Separation Agreement”) is made and entered into by and between Lawrence A. Denton (“Denton”), on the one hand, and Dura Automotive Systems, Inc. and all of its subsidiaries, related entities and affiliates (collectively referred to as “Dura” and/or “Company”), on the other hand.
RECITALS
     A. Dura employed Denton as its Chief Executive Officer pursuant to a Letter Agreement dated December 23, 2002 (“Letter Agreement”), and amended May 8, 2008 (“Letter Agreement Amendment”).
     B. Dura and Denton entered into a Change of Control Agreement dated June 16, 2004 (“Change of Control Agreement”), and amended May 8, 2008 (“Change of Control Amendment”).
     C. Dura established the 2003 Supplemental Executive Retirement Plan, which was amended on and as of January 15, 2003 and further amended on May 8, 2008 (“2003 SERP”) which Plan covered Denton.
     On July 15, 2008, Denton’s employment at Dura as its CEO (as well as an Officer and Director in all capacities) ended, and his employment in any capacity with Dura will end on December 31, 2008. Dura acknowledges that Denton was not terminated for gross misconduct (as that term is used in the Letter Agreement) or Cause (as that term is used in the 2003 SERP), and was unrelated to either a Sale of the Company (as that term is defined in the Letter Agreement Amendment) or a Change of Control (as that term is defined in the Change of Control Agreement), nor in contemplation of a Change of Control (as that term is defined in the Change of Control Agreement).

     D. Denton is entitled to certain compensation, benefits and severance payments in connection with his termination of employment with Dura, and Denton is subject to certain non-competition, confidentiality and other restrictions; all of these entitlements and restrictions are solely as provided in this Separation Agreement.
     E. Denton and Dura desire to enter into this Seperation Agreement to settle fully and finally all differences between them, including those arising in any way out of Denton’s employment with Dura and the cessation thereof, including releases of claims against each other as set forth in this Separation Agreement.
     F. On July 16, 2008, Denton and Dura entered into a signed, written term sheet (“Term Sheet”) regarding Denton’s separation from Dura, which term sheet called for the parties to reduce the terms to this formal Separation Agreement.
     NOW, THEREFORE, in consideration of the premises and promises herein contained, IT IS AGREED AS FOLLOWS:
AGREEMENT
     1. No Admission of Liability: It is agreed that this Agreement is not to be construed in any way as an admission of any liability whatsoever by the Released Parties or Denton, and that any such liability has been expressly denied.
     2. Transition Date/Separation Date: Dura and Denton agree that Denton’s employment at Dura as its CEO ended by July 15, 2008 (“Transition Date”), and Denton has transitioned to a consulting role within the Company which role shall continue until December 31, 2008 (“Separation Date”). As of the Separation Date, Denton will cease to be employed by the Company. His cessation of employment will be characterized as a voluntary resignation. In conjunction with Denton’s transition, Denton has resigned his membership on Dura’s Board of Directors, as well as being a Director or Officer of any and all Dura entities/subsidiaries, and by signing this Separation Agreement hereby reiterates those resignations.
     3. Consulting Position: Denton will continue as an employee consultant to Dura, and will continue to be paid his current monthly rate of base salary (annualized at a gross amount of $844,000.00 inclusive of flex pay) and to receive all employee benefits and executive perquisites (including flex pay), from the Transition Date through and including the Separation Date (the Transition Date through and including the Separation Date hereinafter being referenced as the “Consulting Period”). As a consultant during the Consulting Period, Denton will perform such duties as reasonably directed by Dura’s Board of Directors in its sole discretion; provided, however, Denton shall not be prohibited from obtaining new employment during the Consulting Period as long as it does not unreasonably prevent him from performing his duties as a consultant to Dura. During the Consulting Period, Denton agrees to reasonably cooperate with the Company and its Board of Directors. During the Consulting Period, Denton shall be permitted to maintain his current home offices and Dura shall continue to support such offices with its current level of office equipment, email address and access, and technology support, including secretarial assistance; provided, however, that if Denton obtains new employment during the Consulting Period, then Dura’s obligations to support such offices with its current level of office equipment, email address and access, and technology support, including secretarial assistance, shall immediately cease, and it shall be Dura’s sole option whether or not to continue such (with the understanding that if Dura does not so continue, then Denton will not be required to perform consulting services that would require the use of such home equipment or services). At the Separation Date, Denton shall be entitled to retain any home office equipment at his discretion. As soon as practicable after the Transition Date, Denton shall return to Dura the two (2) Company-provided computers/laptops in his possession (the computers/laptops in his home offices in Birmingham, MI and Aspen, CO), and Dura shall contemporaneously provide Denton with two (2) equivalent computers/laptops.
     4. Bonus: Dura will pay Denton a one-time bonus in the gross amount of $800,000.00 for having led the Company out of bankruptcy. This bonus will be paid on the next regularly scheduled Company pay date following the Transition Date.
     5. Benefits: Upon the Separation Date, Dura will pay Denton all vested accrued employee benefits as of the Separation Date in accordance with their terms and conditions, including but not limited to his vested account balance under the Company’s 401K Plan and his vested accrued pension benefit under the Company’s qualified defined benefit plan. Denton shall retain the right to convert any Company-owned life insurance as of the Separation Date.
     6. SERP: In consideration for Denton’s compliance with the conditions under Section 2.8 of the SERP (including the modified non-competition and non-solicitation restrictions), as well as the terms of this Separation Agreement, Denton will receive his vested accrued benefits under the 2003 SERP, in accordance with its terms and conditions, except as modified herein. Such benefits will be payable as a single life annuity (with 10 years certain) commencing on January 1, 2009. Notwithstanding the foregoing, such annuity payments will be delayed for a period not to exceed six months and one day; provided, such delayed payments shall be payable in a lump sum payment immediately following the period of delay (which is July 2, 2009), and the remaining annuity payments shall continue to be paid on their original annuity payment schedule. In the event of a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, which qualifies as a “change in control event” as described in Treasury Regulation Section 1.409A-3(i)(5), the lump sum present value (calculated using the actuarial factors specified in the 2003 SERP for lump sum calculations) of Denton’s remaining unpaid vested accrued benefits under the 2003 SERP shall be paid to Denton in a lump sum on the date of such change in control event.
     7. Severance Pay: Denton will receive a gross amount of $1,688,000.00 (twenty-four (24) months of base salary, at his current monthly rate of base salary, inclusive of flex pay) as severance pay. Of that amount, the gross amount of $626,667 will be payable in a lump sum on January 2, 2009, and the remainder will be payable in a lump sum on July 2, 2009.
     8. Company Car: Dura will convey title to Denton’s company car to Denton on January 1, 2009, without charge.
     9. Continuation of Group Health Plan Coverage: Denton will be eligible for COBRA group health plan continuation coverage as of January 1, 2009 for himself and his eligible covered dependents at the same coverage options then available to other active executive employees at the same group health plan coverage cost as other active executive employees for a period of up to (but not more than) 18 months.
     10. Attorneys’ Fees: Dura will reimburse Denton his reasonable attorneys’ fees in connection with advice and counseling regarding the Term Sheet and this Separation Agreement. In addition, to the extent that Dura breaches the terms of this

Separation Agreement, then it will reimburse Denton his attorneys’ fees incurred in connection with the enforcement thereof.
     11. Full Payment and Taxes: All payments required to be made by Dura hereunder shall be subject to any and all applicable withholdings, including any withholdings for any related federal, state or local taxes. Denton acknowledges that he shall be responsible for any and all income taxes or other taxes incurred by him as a result of his receipt of any payments from Dura pursuant to the terms of this Separation Agreement.
     12. D&O Coverage: Prior to the Separation Date, Denton will remain covered by Dura’s current D&O insurance policy in accordance with its terms. Following the Separation Date and for a period of not less than six (6) years thereafter, Denton will remain covered as a former director and officer under Dura’s D&O insurance policies as in effect from time to time. If Dura terminates its D&O insurance during the foregoing six-year period, Dura will purchase tail coverage insuring claims involving Denton made prior to the expiration of such six-year period. In addition, Dura shall continue to indemnify Denton pursuant to the provisions contained in Dura’s bylaws as in effect as of the date of this Agreement (without amendment).
     13. Non-Disparagement: Denton agrees and promises that he will not, at anytime hereafter, disparage (in any way) the Company and/or its Board of Directors, officers, employees, agents, and affiliates. Likewise, members of the Company’s Board of Directors, as well as the Company’s Section 16 officers, agree and promise that they will not disparage (in any way) Denton.
     14. Non-Competition/Non-Solicitation: During the Transition Period, and for the consecutive twelve (12) month period immediately following the Separation Date,

Denton reaffirms and agrees that he will remain subject to the terms of Sections 4.8 of the 2003 SERP, as modified herein. Denton acknowledges that his breach of any of the restrictive covenants contained or referenced in this Section 14 of this Separation Agreement can cause irreparable damage to Dura for which the remedy at law would not be adequate; accordingly, in addition to any other remedy provided by law or in equity, the Company shall be entitled to injunctive relief restraining Denton from any actual or threatened violation of this section or to any other appropriate decree of specific performance. Denton acknowledges and agrees that the scope described above is necessary and reasonable in order to protect Dura in the conduct of its business and that, if Denton becomes employed by another employer operating a business directly competitive with Dura within the restricted period, he shall be required to disclose the existence of this Section 14 of this Separation Agreement to such employer and Denton hereby consents to and gives permission to Dura to disclose the existence of this Section 14 of this Separation Agreement to such employer. Notwithstanding the foregoing, Denton may serve as a member of the Board of Directors of any company, and such service shall not be deemed to be a violation of this Section 14 of this Separation Agreement. For purposes of clarification, Denton and Dura, solely for purposes of the restrictive covenants referenced in this Section 14 of the Separation Agreement (and for purposes of the SERP), hereby agree that the term “directly competitive” as used in Section 4.8(a) of the 2003 SERP means a business with a primary product line similar to a primary product line of Dura (including, but not limited to, shifters, cables, structural doors, and encapsulated glass).
     15. Denton’s Release of Dura: Denton hereby irrevocably and unconditionally releases, acquits and forever discharges Dura, its current and former subsidiaries,

parent companies, affiliates, divisions, successors, predecessors, related entities, assigns, and all of its and their owners, stockholders, partners, directors, officers, employees, agents, representatives, attorneys and all persons acting by, through, under or in concert with any of them (collectively “Released Parties”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) actually incurred of any nature whatsoever, known or unknown, suspected or unsuspected (“Claim” or “Claims”) which Denton now has, owns or holds, or claims to have, own or hold, or which Denton at any time heretofore had, owned or held, or claimed to have had, owned or held, or which Denton at any time hereafter may have, own or hold, or claim to have, own or hold, against any of the Released Parties relating to any event, act or omission that has occurred as of the date of this Separation Agreement. Without limitation, this release specifically applies to any Claims Denton may have with respect to payments and benefits pursuant to the Term Sheet, the Letter Agreement, the Letter Agreement Amendment, the 2003 SERP (as modified herein), the Change of Control Agreement, or the Change of Control Amendment. Denton agrees that, as a condition of this Separation Agreement, he will reiterate and re-execute his full release of Claims by signing a document in the form of Exhibit A hereto upon the Separation Date.
     16. OWBPA/ADEA: Denton specifically waives and releases all rights, claims, including claims for attorneys’ fees, demands and causes of action under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended; Title VII of the Civil Rights Act of 1964, as amended; the Employee Retirement Income Security Act of 1974, as amended (but excluding claims relating to benefits that have not been paid as of the date hereof, including but not limited to Denton’s 401(k) account, pension benefit, SERP benefits and COBRA continuation coverage rights); the Rehabilitation Act of 1973, as amended; the Workers Adjustment Retraining and Notification Act; the Older Workers Benefit Protection Act; the Americans with Disabilities Act; and any comparable federal, state, or local laws, concerning Denton’s relationship and association with any of the Released Parties and the creation and termination of such relationship. Denton acknowledges and understands that the release of claims under the ADEA is subject to special waiver protection under 29 U.S.C. § 626(f). In accordance with that section, Denton specifically agrees he is knowingly and voluntarily releasing and waiving any right or claims of discrimination under the ADEA. In particular, he acknowledges and understands the following: (i) he is not waiving rights or claims for age discrimination under the ADEA that may arise after the date he signs this Separation Agreement; (ii) he is not waiving his right to file a complaint or charge with the Equal Employment Opportunity Commission (“EEOC”) or participate in any investigation or proceeding conducted by the EEOC; (iii) he is waiving rights or claims for age discrimination under the ADEA in exchange for the payments and benefits described herein, which are in addition to anything of value to which he otherwise is entitled; (iv) he has been advised to consult with an attorney of his choice before signing this Separation Agreement, and that he has freely and voluntarily entered into this Separation Agreement without any threat, coercion, or intimidation by any person; (v) he has been given the opportunity to take at least twenty-one (21) days to consider whether to sign this Separation Agreement, although he is not required to wait twenty-one (21) days; and (vi) he will have seven (7) days after the date he signs this Separation Agreement within which to revoke it, and the Separation Agreement shall not become effective or enforceable as to any party until that revocation period has expired without Denton having revoked (the “Effective Date”). Any such revocation shall be in writing and shall be sent and received by facsimile to Theresa L. Skotak, Chief Administrative Officer, facsimile (248) 299-7504.
     17. No Assignment: Denton represents that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion thereof, or interest therein, and agrees to indemnify, defend and hold Released Parties harmless from and against any and all Claims, based on or arising out of any such assignment or transfer, or purported assignment or transfer of any Claims or any portion thereof or interest therein.
     18. No Reliance: Denton represents and acknowledges that in executing this Agreement he does not rely and has not relied upon any representation or statement not set forth herein made by any of the Released Parties or by any of the Released Parties’ agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Separation Agreement or otherwise.
     19. Binding on Heirs: This Agreement shall be binding upon Denton and upon his respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Released Parties and each of them, and to their heirs, administrators, representatives, executors, successors and assigns.
     20. No Pending Claims: Denton represents that he has not filed any complaints, charges or lawsuits against Dura, or against (a) any current or former officers, directors or employees of Dura, (b) any current or former affiliate or related entity of Dura (including subsidiaries and divisions), or (c) the current or former officers, directors and employees of said affiliates or related entities (including subsidiaries and divisions); that, to the fullest extent permitted by law, he will not file any lawsuit or claim against any of these entities or persons at any time hereafter for any event occurring prior to the date of this Separation Agreement, and that if any court assumes jurisdiction of any lawsuit or claim against any of these entities or persons on behalf of Denton, he will request that the matter be dismissed with prejudice and hereby forever assigns any and all rights of recovery over to Dura.
     21. No Re-Employment: Denton expressly waives and relinquishes any and all rights to re-employment following the Separation Date by Dura or any of its subsidiaries or affiliated entities.
     22. Dura’s Release of Denton: Dura (including any affiliate, subsidiaries, divisions, successors, predecessors, and assigns) hereby irrevocably and unconditionally releases, acquits and forever discharges Denton (including his heirs, executors, administrators, personal representatives, assigns, and legal representatives) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) actually incurred of any nature whatsoever, known or unknown, suspected or unsuspected (“Claim” or “Claims”) which Dura now has, owns or holds, or claims to have, own or hold, or which Dura at any time heretofore had, owned or held, or claimed to have had, owned or held, or which Dura at any time hereafter may have, own or hold, or claim to have, own or hold, against Denton relating to any event, act or omission that has occurred as of the date of this Separation Agreement. Notwithstanding the foregoing, expressly excluded from Dura’s release of Denton are any and all criminal acts and fraud. Dura agrees that, as a condition of this Separation Agreement, it will reiterate and re-execute its full release of Claims by signing a document in the form of Exhibit A hereto upon the Separation Date.
     23. Headings: The headings in this Separation Agreement are inserted for convenience only and are not to be considered a construction of the provisions hereof.
     24. Execution of Agreement. This Separation Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.
     25. Code Section 409A:
          (a) General. The parties intend that this Separation Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the guidance and Treasury regulations issued thereunder (“Section 409A”), to the extent applicable thereto.
          (b) Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Separation Agreement on account of termination of Denton’s employment shall be made unless and until Denton incurs a “separation from service”, within the meaning of Section 409A.
          (c) Change in Time and Form of Payment. This Separation Agreement shall be considered an election and amendment pursuant to Notice 2005-1, Q&A-19(c), as modified by section XI.C of the preamble to the Proposed Treasury Regulations under Code Section 409A, as further modified by Section 3.02 of Notice 2007-86, to change the time and form of payment of amounts subject to Section 409A that are payable under the Letter Agreement, the Letter Agreement Amendment or the 2003

SERP, to the extent necessary to do so; provided, this election and amendment shall apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.
          (d) Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A, each separately identified amount to which Denton is entitled under the Letter Agreement, the Letter Agreement Amendment, the 2003 SERP or this Separation Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under the Letter Agreement or the Letter Agreement Amendment shall be treated as a right to a series of separate payments.
          (e) Reimbursements and In-Kind Benefits.
     (i) Any reimbursements by Dura to Denton of any eligible expenses pursuant to Section 3, 5, or 10 of this Separation Agreement (“Reimbursements”) shall be made promptly and, in any event, by March 15 of the taxable year of Denton following the taxable year in which the expense was incurred.
     (ii) The amount of any Reimbursements and the value of any in-kind benefits to be provided to Denton under this Separation Agreement during any taxable year of Denton shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Denton, except for any limit on the amount of expenses that may be reimbursed under an arrangement described in Code Section 105(b).
     (iii) The right to Reimbursements, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.
     26. Voluntary Agreement: Denton represents and agrees that he fully understands his right to discuss all aspects of this Separation Agreement with his private attorney, that he has carefully read and fully understands all of the provisions of this Separation Agreement, and that he is voluntarily entering into this Separation Agreement.
     27. Governing Law and Forum; Miscellaneous: This Separation Agreement is made and entered into in the State of Michigan and shall in all respects be interpreted, adjudicated, enforced and governed in and under the laws of the State of Michigan; Denton and Dura waive any challenges to personal jurisdiction regarding the enforcement of this Separation Agreement within the State of Michigan. The language of all parts of this Separation Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. It is agreed that this Separation Agreement shall be construed with the understanding that both parties were responsible for drafting it.
     28. Survival: Should any of the provisions of this Separation Agreement be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Separation Agreement.
     29. Entire Agreement; No Amendment: This Separation Agreement sets forth the entire agreement between the parties hereto and supersedes all prior or contemporaneous discussions, communications or agreements, expressed or implied, written or oral, by or between the parties. Except as otherwise stated in this Separation Agreement, this Separation Agreement without limitation supersedes, ends, and forever terminates any and all rights or obligations under any of the following and all of the following cease immediately to be of any effect: the Letter Agreement, the Letter Agreement Amendment, the Change of Control Agreement, the Change of Control Amendment; and the Term Sheet. This Separation Agreement may not be modified or amended except in a writing signed by all the parties. Any waiver of one or more provisions of this Separation Agreement shall not constitute a waiver of any of the remaining provisions hereto.
     PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN OR UNKNOWN CLAIMS.
     Executed at                     , Michigan this       day of August, 2008.

/s/ Lawrence A. Denton
LAWRENCE A. DENTON

     Executed at Rochester Hills, Michigan this       day of August, 2008.

DURA AUTOMOTIVE SYSTEMS, INC.
By:	/s/ Theresa L. Skotak
THERESA L. SKOTAK
CHIEF ADMINISTRATIVE OFFICER

Exhibit A
     Dura and Denton hereby reiterate and renew their respective releases against each other contained in the Separation Agreement (including all rights stated therein under the ADEA/OWBPA) through the date of signature on this Exhibit A (except that Dura’s release of Denton continues to expressly exempt any and all criminal acts and fraud).
     HEREBY RECONFIRMED AND AGREED:
     Executed at                     , Michigan this       day of                     , 2008.

LAWRENCE A. DENTON

     Executed at                     , Michigan this       day of                     , 2008.

DURA AUTOMOTIVE SYSTEMS, INC.
By:
THERESA L. SKOTAK
CHIEF ADMINISTRATIVE OFFICER